CISTERA NETWORKS ANNOUNCES FY 2008 FILINGS
SECOND QUARTER RESULTS AMENDED; THIRD QUARTER REPORTED
Q3 FY2008 Bookings Up 48.5%, Recognized Revenues Down 30.8% vs. Q2
Conference Call Scheduled for Tuesday, January 29, 2008 at 5:00pm EST

DALLAS, TX, Business Wire, January 25, 2008 --Cistera Networks, Inc.® (OTCBB: CNWT), a leading provider of enterprise application platforms and engines for IP (Internet Protocol) Communications, restated financial results for the second quarter of fiscal year 2008, ended September 30, 2007, and reported  the  results for its third quarter ended December 31, 2007.

“The third quarter was very strong for us in terms of new orders.  Q3 is traditionally our weakest quarter because the holidays impact time available to complete installations and recognize revenues.  However, we are pleased to see continued growth in orders, which is demonstrated by the receipt of over $1 million in orders this quarter as compared to $680,000 in Q2.” said Derek P. Downs, Cistera’s president and CEO.  “This quarter we invested in new Company engineering resources as well as training for Value-Added Reseller  partner engineering resources, increasing the capacity for completing more implementations within a quarter, which will result in the company recognizing revenue from orders received in a more timely manner.”

Q2 Fiscal 2008 Amended Filing

The amended filing for the second quarter was required due to an error made in accounting for debt conversion expenses related to a private placement, and an error made in accounting for outstanding shares of common stock from the corporate restructuring in August 2004. The required restatement also includes a balance sheet reclassification of accrued interest on convertible debt that was due in more than one year from current liabilities to long-term liabilities.  The restatements did not affect reported cash balances or liquidity, but did result in a $135,825 increase in the reported net loss and an increase of 284,516 in the number of ending and weighted average common shares outstanding as of September 30, 2007. Basic and diluted loss per share for the three and six month periods ended September 30, 2007 will increase by ($0.01), to ($0.08) and ($0.13) per share, respectively. The restatement of debt conversion expenses will not affect gross profit and gross profit margins.

Q3 Fiscal 2008 Financial Results

As compared to the previous quarter and same period a year ago:

•	Revenues for the quarter totaled $618,761, a decrease of 30.8% from $893,782 in the previous quarter and up 2.8% from the $601,871 reported in the prior year.

•
Net Loss for the quarter was $1,177,794 an increase from the restated loss of $681,525 in the previous quarter and an increase from the loss of $192,061 reported a year ago. The increased loss was attributable to sales compensation expenses, the decrease in reported revenue, and the planned increase in the staffing of sales, engineering and support functions.

•	Basic and fully diluted loss per common share was ($0.14), compared to ($0.02) in the same period a year ago.

•
Gross profit for the quarter was $520,260, or 84.1% of revenues. Gross profit for the previous quarter was $701,511 or 78.5% of revenues, and for the same period in fiscal year 2007, it was $509,312 or 84.6% of revenues

Non-GAAP Financial Results

Management believes certain non-GAAP financial results may present a useful picture of the company's progress. This includes "booked" revenues, which represents the gross value of all orders received during the period, including those not yet installed or fully implemented. For the third quarter of fiscal 2008, the company bookings totaled $1,010,000, an increase of 48.5% from $680,000 in the previous quarter and up 53.0% from bookings of $660,000 for the same quarter a year ago.

Cistera’s product sales also generate a recurring revenue stream from support and maintenance contracts. The gross value of support service contracts added during the third quarter totaled $262,080, an increase of 19.9% from $218,505 in the previous quarter, and an increase of 90.8% from $137,379 in the year-ago quarter. This contributed recognized revenue of $153,677 in the quarter, which represented an increase of 5.2% from the $146,033 reported in the previous quarter, and an increase of 96.3% from $78,279 in the year-ago quarter.

Q3 2008 Event Highlights

•	Company founder and CTO discussed real-world benefits and challenges of implementing VoIP services at Unified Communications Conference in Boston

•	Cistera solutions approved for all industry verticals in Cisco Industry Solutions Partner Network including Education, Financial Services, Government, Healthcare, and Retail

•	Increased the number of partners approved for the new Cisco ISPN program and began seeing registered opportunities and approved projects in the pipeline

•	Added sales leadership and restructured the entire sales organization and operations infrastructure to better manage sales activities and pipeline and lead management

•	Added new customers including American Electric and Power, Harte-Hanks, Nexbank, Dalbey Education Institute, Manatanuska – Susinta Borough County, Service Employees International Union

•	Launched the 1.8 version of the Cistera platform, offering enhanced enterprise functionality to the solution

Financial Tables

	As of and for the
	(Unaudited) Quarter Ended		Fiscal Year Ended
	31-Dec-07	(Restated) 31-Dec-06	31-Mar-07	31-Mar-06
Summary of Operations Data:
Total revenue	618,761	601,871	1,932,838	1,587,900
(Loss) from operations	(945,710)	(179,638)	(1,200,405)	(2,324,552)
Net (loss)	(1,177,794)	(192,061)	(1,284,443)	(4,572,094)
Net (loss) applicable to common stockholders	(1,177,794)	(192,061)	(1,284,443)	(4,572,094)
Net (loss) per common share:
Basic	(0)	(0)	(0)	(1)
Diluted	(0)	(0)	(0)	(1)
Number of weighted-average shares of common stock outstanding:
Basic	8,576,538	8,152,648	8,190,123	6,393,718
Diluted	8,576,538	8,152,648	8,190,123	6,393,718
Balance Sheet Data:
Cash and cash equivalents	447,601	147,922	534,871	60,990
Total assets	3,394,315	3,140,727	3,375,901	3,048,495
Long-term debt and capital leases	3,749,896	524,526	1,985,574	166,566
Total Liabilities	6,185,388	3,010,488	3,826,119	2,270,050
Stockholders’ (deficit) equity	(2,791,073)	130,239	(450,218)	778,445

CONFERENCE CALL DETAILS:

Date	Tuesday, January 29, 2008
Time:	5:00 P.M. Eastern time
Domestic Callers	800-762-8779
Conference ID#:	3838440

If you have any difficulty connecting with the conference call, please contact Jennifer Crawford at 972-381-4699, option 0.

A replay of the call will be available later that evening and will be accessible until February 5, 2008. To access the replay, dial 1-800-406-7325 and enter conference ID # 3838440

About Cistera Networks

Cistera Networks, Inc.® (OTCBB: CNWT) makes Application Driven Telephony a reality by setting the new standard in advanced IP phone application platforms and engines for the Enterprise IP Communications environment. The award-winning Cistera ConvergenceServer™ (CCS) uses the industry-leading Cistera Enterprise Platform for IPT to provide Unified Application Administration, as well as Fault and Performance Management for enterprise IPT Application deployments. Cistera provides next-generation solutions for numerous vertical markets including education, finance, healthcare and government. Cistera Networks maximizes IP phone capabilities, taking the communications platform to an entirely new level. For more information, please visit www.cistera.com and www.cisteraexperience.com.

This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cistera Networks that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cistera Networks with the SEC, specifically the most recent reports on Form 10-KSB and 10-QSB, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

For Additional Information:
Kathy Lane
760-771-2236
klane@cistera.com